Exhibit 10.1
Schedule of
Salary Actions

Name	Current Salary	Increase	Percentage Increase	New Salary*
John J. Degnan	$825,000	$49,500	6%	$874,500
Paul J. Krump	$550,000	$30,000	5.5%	$580,000
Harold L. Morrison, Jr.	$480,000	$30,000	6.3%	$510,000
Dino E. Robusto	$450,000	$60,000	13.3%	$510,000

*	Effective as of September 1, 2009.